LG&E Energy to Re-enter Natural Gas Marketing Business
                     With Agreement to Purchase Hadson Corp.

    Louisville, KY - LG&E Energy Corp., a diversified utility holding company with retail utility, power generation and marketing businesses, has reached definitive agreements with Hadson Corporation to purchase the Dallas-based natural gas marketing, gathering and processing company for $143 million.

    The acquisition involves all Hadson Corporation subsidiaries, including Hadson Gas Systems Inc., its natural gas marketing subsidiary, as well as the company's 1,300 miles of gas gathering systems, gas transmission systems, and gas processing and storage facilities.

    Total 1994 combined revenues of Hadson Corporation and LG&E Energy Corp. were approximately $1.5 billion.

    Santa Fe Energy Resources, Inc., and The Prudential Insurance Company of America, which together own approximately 65 percent of Hadson's common stock, have agreed to sell all of their Hadson equity securities and long-term debt to a subsidiary of LG&E Energy Corp. The subsidiary would also acquire all remaining common stock of Hadson at a price of $2.75 per share.

    "We believe that customers want to exercise more choice in purchasing energy services and are seeking experienced companies that can offer an array of both electric and gas energy solutions," said Roger Hale, Chairman and Chief Executive Officer of LG&E Energy Corp. "This acquisition gives us the opportunity to leverage our earlier experience in natural gas marketing with our proven strengths in the electric power business."

    The agreement marks LG&E Energy's second major venture into natural gas marketing, following its 1992 acquisition and later sale of a partnership interest in Natural Gas Clearinghouse.

    Hadson owns and operates natural gas processing, gathering, and transportation facilities in New Mexico, west Texas, Oklahoma and Montana. Additionally, Hadson has marketing contracts and agreements with local distribution companies or industrial users in 36 states. Hadson completed a merger with a subsidiary of Santa Fe Energy Resources in December 1993 and installed a new management team led by Greg Jenkins, President and CEO. In 1994, Hadson increased sales to its existing and growing base of utility, municipal and industrial customers, marketing approximately one (1) billion cubic feet of natural gas per day, nearly double its 1993 volume, while achieving major improvements to its marketing margins.

    The sale is subject to necessary regulatory filings and approvals, and satisfaction of certain other conditions. The companies expect to close the transaction following a meeting of Hadson shareholders anticipated during the second quarter of this year. The boards of directors of both companies have unanimously approved the transaction.

    LG&E Energy Services Group President Ed Casey, who will oversee the combined power generation and marketing business and the natural gas marketing effort, said, "This is a very strategic acquisition at a time when the market is transforming how energy services are delivered. Hadson's capabilities in natural gas marketing, combined with our experience in power marketing, position us well as a provider of integrated electric and gas services nationally."

    LG&E Energy believes this transaction will not have a material effect on its earnings growth in the near term and will have a positive impact on future earnings.

    LG&E Energy is an exempt utility holding company with diverse energy services businesses and groups, including Louisville Gas and Electric Company, which focuses on retail gas and electric services in north central Kentucky, and LG&E Energy Services, which manages all utility and non-utility generation, markets wholesale power services throughout the U.S., and oversees power project development and other energy investments, including wind-power partnerships in Texas, Minnesota and California, and a natural gas-fired project in Argentina.

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